Exhibit 99.2

For Immediate Release

September 1, 2016

Nucla Station to retire as part of agreement on proposed revisions to Colorado regional haze plan

•	Regulators, environmental groups and Tri-State reach agreement on proposed revisions to Colorado regional haze plan
•	Nucla Station will close by the end of 2022
•	New Horizon Mine will cease coal production, continue reclamation efforts, with retirement of Nucla station

Nucla Station, which is owned and operated by Tri-State Generation and Transmission Association, will be retired as part of an agreement with the Colorado Department of Public Health and Environment, U.S. Environmental Protection Agency, WildEarth Guardians and the National Parks Conservation Association to propose revisions to the Colorado Visibility and Regional Haze State Implementation Plan (SIP).

The 100-megawatt, coal-fired Nucla Station, which is located in Nucla, Colorado, will be retired by December 31, 2022. The power plant will have more stringent limits on nitrogen oxides (NOx) emissions beginning in 2020. The New Horizon Mine, which supplies coal to Nucla Station, will cease coal production with the retirement of Nucla Station. Reclamation efforts at the mine will continue.

Additionally, an agreement by the owners of Craig Station Unit 1, regulators and the environmental groups will retire the 427-megawatt generating unit, which is part of a three-unit, coal-fired generating facility in Craig, Colorado, by December 31, 2025. The agreement only affects Unit 1 at Craig Station. Craig Station Unit 2 and Unit 3 will continue to operate.

The decision to propose revising the SIP is driven by the significant costs to install additional emissions controls at Nucla Station under the increasingly stringent regional haze rule, the state and federal regulatory environment for coal-based generation and current and forecasted market conditions.

“Tri-State has worked tirelessly to preserve our ability to responsibly use coal to produce reliable and affordable power, which makes the decision to retire a coal-fired generating unit all the more difficult,” said Mike McInnes, CEO of Tri-State. “We are not immune to the challenges that face coal-based electricity across the country.”

“Nucla Station and New Horizon Mine have been a source of pride since joining the Tri-State family,” said McInnes. “Our employees have been exemplary in their hard work and stewardship, and the communities of Nucla and Naturita have been steadfast in their support.”

As the operator of Nucla Station and Craig Station, Tri-State will work with local officials and the State of Colorado to develop a transition team for those impacted by the retirement.

“We are part of these rural communities and understand the retirement of these units will affect our employees, their families, their communities and their very way of life,” said McInnes. “We feel a strong responsibility to provide ample time for our employees and the communities to plan for the future, which this agreement allows.”

Under the federal regional haze regulations, the State of Colorado develops and implements a SIP to address visibility in national parks and wilderness areas. Colorado’s plan requires reductions of NOx emissions from generation sources. Several procedural steps are required to implement the terms of the agreement, including approval by the Colorado Air Quality Control Commission and the EPA.

The retirements of both Nucla Station and Craig Station Unit 1 will result in carbon dioxide emission reductions that the State of Colorado has set a goal to achieve and will help meet other proposed federal requirements. Tri-State has operated these facilities in compliance with stringent environmental requirements and is proud of its environmental record.

Tri-State is the sole owner of the 100-megawatt Nucla Station, which employs 55 people and is the world's first utility-scale power plant to utilize atmospheric circulating fluidized-bed combustion. Original construction of the power plant was completed in 1959, and the unit was repowered in 1987. New Horizon Mine, located near Nucla, Colorado, employs 28 people and supplies coal to Nucla Station. Tri-State acquired the plant and mine in 1992.

Tri-State Generation and Transmission Association, Inc., is the wholesale power supplier, operating on a not-for-profit basis, to 43 electric cooperatives and public power districts that serve more than one million consumers throughout nearly 200,000 square-miles of Colorado, Nebraska, New Mexico and Wyoming.

###

Contact:

Tri-State Generation and Transmission – Lee Boughey, 303-254-3555

Certain information contained in this press statement are forward-looking statements including statements concerning Tri-State’s plans, future events, and other information that is not historical information. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described from time to time in Tri-State’s filings with the Securities and Exchange Commission. Tri-State’s expectations and beliefs are expressed in good faith, and Tri-State believes there is a reasonable basis for them. However, Tri-State cannot assure you that management’s expectations and beliefs will be achieved. There are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from the forward-looking statements contained herein.